                                                                    EXHIBIT 10.9




                  MANAGEMENT AND CONSULTING SERVICES AGREEMENT


                                 by and between


                      SYSTEMATICS FINANCIAL SERVICES, INC.


                                       and


                     UNITED SAVINGS ASSOCIATION OF TEXAS FSB








                                 JANUARY 1, 1992

                                TABLE OF CONTENTS

                                                                            PAGE

   1.        Services .......................................................1

   2.        Term ...........................................................1

   3         General Management .............................................2

             3.1             Personnel Management ...........................2
             3.2             Other Management Services ......................2
             3.3             Insurance ......................................2
             3.4             Management Steering Committee ..................2
             3.5             Management Audit Conference ....................2
             3.6             Audit ..........................................3
             3.7             Confidentiality of CLIENT Information ..........3
             3.8             Client Service .................................3
             3.9             Network Management Services ....................3

4.           Data Processing Premises and Security ..........................3

             4.1             Data Processing Premises .......................3
             4.2             Security Standards .............................3

5.           Education ......................................................4

6.           Time of Performance ............................................4

7.           Termination ....................................................4

             7.1             Right to Terminate .............................4
             7.2             Method of Termination ..........................5
             7.3             Termination of Data Processing Agreement .......5

8.           Transitional Cooperation .......................................5

9.           Disaster Recovery ..............................................6

10.          Payment and Billing ............................................6

11.          No Waiver of Default ...........................................6

12.          Entire Agreement ...............................................6

 13.         Assignment .....................................................6

 14.         Confidential Agreement .........................................7

 15.         Taxes ..........................................................7

 16.         Independent Contractor .........................................7

             16.1            CLIENT Supervisory Powers ......................7
             16.2            SI's Employees .................................7
             16.3            SI as an Agent .................................7

 17.         CLIENT and SI Employees ........................................8

 18.         Notices ........................................................8

 19.         Covenant of Good Faith .........................................8

 20.         CLIENT Staff ...................................................8

 21.         Limitation of Liability ........................................8

 22.         Section Titles .................................................8

 23.         Counterparts ...................................................8

 24.         Annual Financial Statements ....................................9

 25.         Governing Law ..................................................9

 26.         Resolution of Disputes ........................................10

                                    EXHIBITS


                  A.       Client Services
                  B.       Telecommunications Network Management
                  C.       Education and Training
                  D.       Charges
                  E.       Indemnification
                  F.       Disaster Recovery Agreement
                  G.       Premises Lease Agreement
                  H.       Communications Services

                  MANAGEMENT AND CONSULTING SERVICES AGREEMENT

    This is an Agreement, dated as of the 1st day of January, 1992 (hereinafter the "Effective Date"), by and between SYSTEMATICS FINANCIAL SERVICES, INC., (formerly Systematics, Inc.) an Arkansas corporation, 4001 Rodney Parham Road, Little Rock, Arkansas, 72212-2496 (hereinafter "SI") and

                     UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                             3200 Southwest Freeway

                              Houston, Texas 77027

(hereinafter "CLIENT").

    In consideration of the promises, covenants and agreements of the parties reflected herein, SI and CLIENT agree as follows:

1. SERVICES.

   SI will provide to CLIENT the general management, training, telecommunications network management, communications services, and client services described in this Agreement and its exhibits.

2. TERM.

   The term of this Agreement is seventeen (17) months, beginning on the Effective Date reflected above, and ending May 31, 1993 (the "Expiration Date"). At least four (4) months prior to the Expiration Date, CLIENT will select one of the options contained in Exhibit D to extend the Agreement or will submit to SI a written notice of its election to allow the Agreement to expire. This Agreement may not be extended unless and to the extent CLIENT contemporaneously elects to extend the DP Agreement.

3. General Management.

   3.1 PERSONNEL MANAGEMENT. SI will provide recruiting, staffing supervision, evaluation, discipline and other management services with respect to its personnel assigned to CLIENT projects pursuant to this Agreement and pursuant to the Data Processing Agreement of even date herewith (the "Data Processing Agreement").

   3.2 OTHER MANAGEMENT SERVICES. SI also will provide, at CLIENT's request, analysis, pricing and recommendations with respect to hardware and software for CLIENT.

   3.3 INSURANCE. SI shall provide workers compensation insurance with respect to all of its employees assigned to CLIENT projects, whether pursuant to this Agreement or the Date Processing Agreement, and shall use diligence to assure that all of its agents performing work with respect to this Agreement and the Data Processing Agreement are covered by workers compensation insurance. SI shall provide insurance in adequate amounts for all the property it owns or leases located in CLIENT's premises. SI will provide insurance covering damages to CLIENT and third persons, or the property of same, resulting from all negligent acts of the employees and agents of SI and from the existence, operation or malfunctioning of property owned or leased by SI and located at CLIENT's premises.

   3.4 MANAGEMENT STEERING COMMITTEE. SI and CLIENT agree that effective planning and communication are necessary to provide direction for SI's management and CLIENT pursuant to this Agreement and the Data Processing Agreement. SI and CLIENT will work to promote a free and open exchange of information between SI's management and CLIENT's management and user departments. A management steering committee will be established to facilitate such planning and to encourage a periodic review of priorities and long term objectives. SI's account manager and programming manager shall be non-voting members of such committee. CLIENT personnel who shall be members of such committee shall be selected by CLIENT and include such senior management personnel as CLIENT deems appropriate from time to time. The management steering committee shall meet as deemed appropriate by CLIENT.

   3.5 MANAGEMENT AUDIT CONFERENCE. Following any audit or examination, CLIENT will conduct (in the case of an internal audit), or instruct its external auditors or examiners to conduct an exit conference with SI and, at such time, and as soon as available thereafter, to provide SI with a copy of the applicable portions of each report regarding SI or SI's services (whether draft or final) prepared as a result of such audit or examination. CLIENT also agrees to provide and to instruct its external auditors to provide to SI a copy of the portions of each written report containing comments concerning SI or the services performed by SI pursuant to this Agreement or the Data Processing Agreement.

   3.6 AUDIT. SI will cooperate fully with CLIENT or its designee in connection with CLIENT's audit functions or with regard to examinations by regulatory authorities. CLIENT acknowledges that SI is not responsible for providing audit services or for auditing CLIENT's records or information.

   3.7 CONFIDENTIALITY OF CLIENT INFORMATION. All information concerning CLIENT, its business or customers submitted to SI pursuant to this Agreement shall be held in confidence by SI and shall not be disclosed. No person or entity shall be permitted to have access to CLIENT's information without the prior written authorization of CLIENT. All of CLIENT's information shall be available for examination by CLIENT, at any time without notice. SI will grant access to CLIENT to the Data Center (as defined in the Data Processing Agreement) as soon as reasonably practicable following receipt of notice from CLIENT. If SI receives any legal process requiring it to produce CLIENT's information or that of any of its customers, SI shall notify CLIENT promptly, and deliver copies of such orders to CLIENT, immediately and prior to compliance with such process.

   3.8 CLIENT SERVICE. SI will provide the resident staff of client service personnel reflected in Exhibit A to this Agreement.

   3.9 NETWORK MANAGEMENT SERVICES. SI will provide management services with respect to CLIENT's telecommunications network as set forth in more detail in Exhibit B to this Agreement.

4. DATA PROCESSING PREMISES AND SECURITY.

   4.1 DATA PROCESSING PREMISES. CLIENT agrees to provide SI with adequate premises, in good repair, to perform its responsibilities under this Agreement (hereinafter the "Data Center") and under the Data Processing Agreement. Without limiting the generality of the foregoing, CLIENT agrees to supply water, sewer, heat, lights, telephone lines and equipment, air conditioning, electricity (including, if desired by CLIENT, an uninterruptable power system, battery backup and backup generator capacity), office equipment and furniture all pursuant to the terms and conditions of Exhibit G attached hereto and incorporated herein by reference. SI is not responsible for any injury or damage to property or persons which occurs in or around the Data Center unless it is caused by the negligent or willful misconduct of SI. CLIENT will provide telephone instruments and telephone service for SI to communicate with the employees of CLIENT, CLIENT's service bureau customers, if any, and as required by SI to operate the Data Center.

   4.2 SECURITY STANDARDS. SI will adhere to such security standards with respect to CLIENT's data as may reasonably be imposed by CLIENT, including prehiring personnel investigative procedures and discharge of personnel. CLIENT will pay the costs for any modifications or additions to the data center which are required by such security standards. CLIENT will reimburse SI for actual costs incurred if adherence to security standards requested or required by CLIENT increases SI's costs of operation.

5. EDUCATION.

   SI will make available to CLIENT personnel SI's standard application software training courses, which are generally held in Little Rock, Arkansas, in accordance with SI's Education and Training Department schedule, a current copy of which will be provided to CLIENT upon request. CLIENT personnel may attend such courses, and any other standard courses generally offered by SI to its other customers, upon payment of SI's then current published course fee, subject to normal space availability requirements and compliance with SI's standard registration and enrollment deadlines and procedures. CLIENT will pay all of its travel and lodging expenses while attending SI courses.

6. TIME OF PERFORMANCE.

   The parties agree that timely and accurate submission of input and output is essential to satisfactory performance under this Agreement. SI's time of performance shall be enlarged, if and to the extent reasonably necessary, in the event that: (a) an act of God, malfunction of any equipment (except as caused by the negligence or willful misconduct of SI) or other cause beyond the control of SI prevents timely data processing hereunder, (b) special requests by CLIENT or any governmental agency authorized to regulate or supervise CLIENT impact SI's schedule; (c) if CLIENT fails to provide any equipment, premises or performance called for by this Agreement, and the same is necessary for SI's performance hereunder; or (d) if requests by CLIENT's internal or external auditors or examiners adversely affect SI's normal processing schedule. SI will notify CLIENT of the estimated impact on its processing schedule, if any. SI will carefully follow reasonable balancing and quality control procedures designed to detect processing errors. SI will balance promptly to control totals provided by CLIENT, and promptly will advise CLIENT of out-of-balance conditions exceeding mutually established limits. In the event of an error in processing CLIENT's data, SI will promptly notify CLIENT and will promptly correct such error. Such correction of error shall be without charge to CLIENT unless caused by the nature of the data submitted by CLIENT or caused by software provided to SI by CLIENT. CLIENT carefully will review and inspect all reports prepared by SI, and within a reasonable time after any error or out-of-balance control totals should be detectable, CLIENT promptly will notify SI of any error. As used herein, the term "promptly" is intended to be interpreted flexibly and in light of the related circumstances. If CLIENT fails to so notify SI within a reasonable time after any error or out-of-balance control totals should be detectable, it shall be deemed to have waived its rights in respect of such error and to have assumed all risks in respect thereof, including any increase in the cost of correction to the extent that SI establishes that the same could have been avoided by earlier detection of such error.

7. TERMINATION.

   This Agreement may be terminated prior to the Expiration Date, as follows:

   7.1 RIGHT TO TERMINATE. In addition to any other rights which either party may have in law or equity, either SI or CLIENT may terminate this Agreement if the defaulting party fails to cure any material default hereunder within thirty (30) days of written notice from the other party, specifying the nature and extent of any such default.

   7.2 METHOD OF TERMINATION. Exercise of the right to terminate under this Section must be accomplished by specifying in such written notice to the defaulting party, the nature and extent of such default and fixing a date, on the last day of a month, not less than 120 days following the date of receipt of such notice, for cessation of services hereunder (the "Termination Date").

   7.3 TERMINATION OF DATA PROCESSING AGREEMENT. This Agreement and the Data Processing Agreement are intended to be co-terminus. If the Data Processing Agreement is terminated by either party, this Agreement shall simultaneously terminate. If this Agreement is terminated by CLIENT pursuant to Section 8.4 of the Data Processing Agreement, CLIENT agrees to pay SI an early termination fee for termination of this Agreement which fee shall accompany CLIENT's notice of termination of this Agreement or the Data Processing Agreement, whichever is first. The amount of the termination fee payable pursuant to this Agreement shall be determined as follows:

        (a) If the termination is pursuant to section 8.4(a), Acquisition, the fee shall be 25 % of the sum of the monthly payments reflected in
            Section 1 of Exhibit D for the remaining term of the Agreement, plus the relocation and severance expense as set forth and subject to the limitations reflected in Section 8.4(a)(iv)(a) of the Data Processing Agreement.

        (b) If the termination is for convenience pursuant to section 8.4(b) of the Data Processing Agreement, the fee shall be 50% of the sum of the monthly payments reflected in Section 1 of Exhibit D for the remaining term of the Agreement, plus the relocation and severance expense as set forth and subject to the limitations reflected in
            Section 8.4(a)(iv)(A) of the Data Processing Agreement.

8. TRANSITIONAL COOPERATION.

   After notice of termination and prior to the Termination Date, or for six months prior to the Expiration Date, SI agrees that it will give full cooperation and support to CLIENT to provide greater assurance of an orderly and efficient transition to whatever method CLIENT may select to acquire the types of services contemplated by this Agreement. The scope of such transitional assistance is more fully described in Exhibit K to the Data Processing Agreement.

9.  DISASTER RECOVERY.

    Disaster recovery arrangements are provided under separate agreement attached as Exhibit F. The monthly fees for disaster recovery services are included in Exhibit D. Such arrangements are designed to deal with circumstances which are expected to cause any substantial portion of the capabilities of the data center to be unavailable for a consecutive period exceeding 24 hours. All of the parties' arrangements for emergency backup, if any, also are reflected in Exhibit F.

10. PAYMENT AND BILLING.

    CLIENT agrees to pay SI for the services performed hereunder in accordance with the fees set forth in this Agreement, pursuant to invoices prepared and delivered to CLIENT. All fees shall be payable on the first day of each month, for services to be rendered during that month.

11. NO WAIVER OF DEFAULT.

    The failure of either party to exercise any right of termination hereunder shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

12. ENTIRE AGREEMENT.

    This Agreement and the exhibits hereto contain the entire agreement of the parties and supersedes all prior agreements whether written or oral with respect to the subject matter hereof. Expiration or termination of any part of this Agreement shall terminate the entire Agreement except for any portion hereof which expressly remains in force and in effect notwithstanding such termination or expiration. In addition, a termination of this Agreement shall also result in the termination of the Data Processing Agreement between the parties of even date herewith. The various provisions of this Agreement which contain the parties' agreements to indemnify each other and to maintain the confidentiality of confidential information shall remain in force notwithstanding a termination or expiration of this Agreement. Modification or amendment of this Agreement or any part thereof may be made only by written instrument executed by both parties.

13. ASSIGNMENT.

    Neither party hereto shall assign, subcontract, or otherwise convey or delegate its rights or duties hereunder to any other party without the prior written consent of the other party to this Agreement, which consent shall provide that it is subject to all the terms and conditions of this Agreement. No such consent shall be required in the event of a merger, consolidation, sale of substantially all of the assets, or any other change of control of either party hereto, in which event, this Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest.

14. CONFIDENTIAL AGREEMENT.

    This Agreement is a confidential agreement between SI and CLIENT. In no event may this Agreement be reproduced or copies shown to any third parties by either CLIENT or SI without the prior written consent of the other party, except as may be necessary by reason of audit, legal, accounting or regulatory requirements beyond the reasonable control of SI or CLIENT, as the case may be, in which event SI and CLIENT agree to exercise diligence in limiting such disclosure to the minimum necessary under the particular circumstances.

15. TAXES.

    CLIENT will pay directly or reimburse SI for all sales, use or excise taxes, however designated, levied or based, on amounts payable pursuant to this Agreement, including state and local privilege or excise taxes based on gross revenues under this Agreement or taxes on services rendered or personal property taxes on the systems licensed hereunder. CLIENT shall not be responsible for any taxes levied on the personal property or net income of SI. The parties intend that this contract shall be exempt from the provisions of Texas state sales taxes. If requested by CLIENT, SI will use diligence to seek and obtain a ruling or opinion from appropriate Texas authorities exempting the charges under this Agreement from the application of Texas state sales taxes. In addition, CLIENT will indemnify SI and hold SI harmless from any such sales taxes as more specifically set forth in Exhibit E.

16. INDEPENDENT CONTRACTOR.

    It is agreed that SI is an independent contractor and that:

    16.1 CLIENT SUPERVISORY POWERS. Except as otherwise specifically set forth in this Agreement, CLIENT has no power to supervise, give directions or otherwise regulate SI's operations or its employees, except as herein provided for security of CLIENT's data and detection of errors in processing.

    16.2 SI's EMPLOYEES. Persons who provide services to CLIENT are employees of SI and SI shall be solely responsible for payment of compensation to such personnel and for any injury to them in the course of their employment. SI shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.

    16.3 SI AS AN AGENT. SI is not an agent of CLIENT and has no authority to represent CLIENT as to any matters, except as authorized herein.

17. CLIENT AND SI EMPLOYEES.

    During the term of this Agreement, and except as set forth in the Data Processing Agreement, CLIENT and SI agree not to offer employment to any employee of the other without the prior written consent of the other.

18. NOTICES.

    All notices, requests and demands, other than routine operational communications under this Agreement, shall be in writing and shall be deemed to have been duly given when deposited in the United States mail, registered or certified postage prepaid, and addressed to the other party at the address first shown above and to the attention of the president of said party. Notice of changes of address, if any, shall be given in like manner.

19. COVENANT OF GOOD FAITH.

    SI and CLIENT agree that, in their respective dealings arising out of or related to this Agreement, they shall act fairly and in good faith.

20. CLIENT STAFF.

    CLIENT agrees to provide such user department and management resources as may be necessary to establish and effectively communicate to SI its priorities for the services to be provided under this Agreement as the same may change from time to time.

21. LIMITATION OF LIABILITY.

    If either party shall breach any covenant, agreement or undertaking required of it by this Agreement, the liability of such party shall be limited to direct damages, actually incurred. Neither party shall be liable to the other for any special or consequential damage or for any claim or demand made by any third party.

22. SECTION TITLES.

    Section titles as to the subject matter of particular sections herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

23. COUNTERPARTS.

    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

24. ANNUAL FINANCIAL STATEMENTS.

    At CLIENT's request, SI will provide to CLIENT a copy of its annual financial statements (which may be unaudited) as well as the most recent audited financial statements of Alltel Corporation, SI's parent company.

25. GOVERNING LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

26. RESOLUTION OF DISPUTES.

    SI and CLIENT agree that disputes arising under this Agreement shall be resolved in the manner set forth in Sections 28 and 29, governing informal resolution of disputes and arbitration, respectively, of the Data Processing Agreement of even date herewith.

    IN WITNESS WHEREOF, this Agreement has been executed by the undersigned officers, thereunto duly authorized, on the 1st day of January, 1992.

SYSTEMATICS FINANCIAL                           UNITED SAVINGS ASSOCIATION
SERVICES, INC.                                  OF TEXAS FSB


By: /s/ J. David Frantz                         By: /s/ Leslie H. Green
   -------------------------                       -------------------------
Name: J. David Frantz                           Name: Leslie H. Green
     -----------------------                         -----------------------
Title: Vice President                           Title: Senior Vice President
      ----------------------                          ----------------------
Date: 1/10/92                                   Date: 1/10/92
     -----------------------                         -----------------------


ATTESTED:                                      ATTESTED:

By: /s/ Harold J. Fackler                      By:  /s/ Richard L. Hare
   -------------------------                      --------------------------
Name: Harold J. Fackler                        Name: Richard L. Hare
     -----------------------                        ------------------------
Title: Vice President                          Title: Vice President
      ----------------------                         -----------------------
Date: 1/10/92                                  Date: 1/10/92
     -----------------------                        ------------------------

                                 CLIENT: UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                                                 Effective Date: January 1, 1992


                                   EXHIBIT "A"

                                 CLIENT SERVICES

1. RESIDENT CLIENT SERVICES STAFF. SI will provide a staffing level of on-site client services staff reflected in the table below (the "Resident Client Services Staff"). The remaining staffing level will fluctuate during the term of this Agreement as the Resident Client Services Staff is increased or decreased pursuant to requests by CLIENT. At CLIENT's request, SI will increase or decrease the Resident Client Services Staff, so long as the staffing level is no less than the minimum level shown below, and may not be decreased to less than 3. Increases in the Resident Client Services Staff will be in minimum increments of one person for a minimum term of one year from the date of the arrival of such person(s). Such increases or decreases in the Resident Client Services Staff will result in increases or decreases in the SI fees in accordance with Section 1.c below. SI will provide for CLIENT the opportunity to interview additions to and replacements of the Resident Client Services Staff and periodically to evaluate their performance. SI will, in good faith, consider the opinions expressed by CLIENT as a result of such interviews and evaluations. In addition, if CLIENT requests the discipline or removal of a member of the Resident Client Services Staff, based upon his or her conduct or job performance, SI will consider such request in good faith and promptly take appropriate action. The Resident Client Services Staff included in the SI fees shown in Section 1 of Exhibit D for the remaining months of this Agreement is:

                                              Number of
                     Period                 Client Services
                     ------                 ---------------
                     1992
                       January - April            8
                       May - September            7
                       October - December         5

                     1993                         5

                     1994 - 1996                  3

                  SI's Client Service Personnel shall be qualified personnel who, based upon SI's current job classification, will be classified as follows:

                                            1992        1993 and Thereafter
                                            ----        -------------------
   Client Services Supervisor E31
     E31                                     2                  2

   Senior Client Service Specialist
     E28 and E29                             5                  2

   Client Services Specialist
     E27                                     1                  1
                                             -                  -
                                             8                  5

Any change to the number of the Resident Client Services Staff as indicated above may necessitate a different allocation than that set out above.

SI will provide CLIENT with output from SI's Project Control System as frequently as weekly with respect to the activities of the entire Resident Client Services Staff. Subject to the requirements of Exhibit A of the Data Processing Agreement, CLIENT may direct SI as to which specific projects CLIENT wishes to implement and the relative priority of such projects. Such directions shall include, but not be limited to, installation of enhancements, new releases, major subsystems and regulatory changes.

Subject to a reasonable time for replacements in the event of resignations or terminations, which time shall not exceed ninety (90) days, SI will maintain such staffing levels throughout the term of this Agreement. If SI fails to fill a position within 30 days, SI will at its election (i) provide a temporary resource for such position, or (ii) give CLIENT a daily credit from the 31st day to the time of replacement based on the actual daily salary and benefits of the person who most recently filled the vacant position, plus a reasonable margin thereon. The Resident Client Services Staff shall serve as an interface between the data processing personnel provided by SI pursuant to the Data Processing Agreement and Client's user personnel.

(a) Project Control - The Resident Client Services Staff will use a project management system for CLIENT projects, and SI will provide CLIENT with output from such system as frequently as weekly.

(b) Priorities - CLIENT shall have the right to establish all project priorities. Changes in priorities, however, which require reassignment of SI Resident Client Services Staff to other responsibilities may result in an enlargement of SI's time to complete certain tasks hereunder. Prior to the last installation date specified in Exhibit A of the Data Processing Agreement, CLIENT changes in priorities or requests for additional projects may result in additional SI fees and in an enlargement of SI's time to complete certain tasks hereunder.

(c) Resource Change Procedure - At CLIENT's written request, SI will increase or decrease the Resident Client Services Staff, as long as the staffing level is not less than the minimum number set forth above. Annually, SI and CLIENT will, on a best efforts basis, plan the Resident Client Services Staff level expected to be necessary for the following six-months and twelve-month increments. CLIENT will provide SI with written notice with respect to increases, extensions or decreases in the Resident Client Services Staff. SI will promptly respond to CLIENT's request to alter the Resident Client Services Staff with a quotation for any increases or decreases in SI's fees. If CLIENT accepts SI's quotation, SI will use its best efforts to provide Resident Client Services Staff increases promptly in accordance with CLIENT's requests. The effective date of an SI fee increase will be the date such SI employee becomes a full-time member of the Resident Client Services Staff. The effective date of an SI fee decrease will be the earlier of 120 days from the date of CLIENT's written request or the date such SI employee is no longer resident. For increases in the Resident Client Services Staff the fee increase will be determined by reference to the applicable salary, benefits and relocation costs, if any, plus a reasonable margin thereon. For decreases, the monthly credit will be determined by reference to the actual salary and benefits of the affected person(s), plus a reasonable margin thereon. Quotations for increases or decreases in the Resident Client Services Staff will be in minimum increments of one person for a minimum term of one year or coterminous with this Agreement. Partial months will be prorated on a daily basis.

                                 CLIENT: UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                                                 Effective Date: January 1, 1992


                                   EXHIBIT "B"

                      TELECOMMUNICATIONS NETWORK MANAGEMENT

                                                               RESPONSIBILITY
        UNCTION                                                CLIENT      SI

Network management                                                          X
Network monitoring                                                          X
Determination of problem                                                    X
Report problem to appropriate vendor                                        X
Report problem to end users                                                 X
Operate diagnostic equipment                                                X
Diagnostic equipment and maintenance                             X
Remote equipment and maintenance                                 X
Long distance telephone (voice and data lines)                   X

                                 CLIENT: UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                                                 Effective Date: January 1, 1992


                                   EXHIBIT "C"

                             EDUCATION AND TRAINING

    In connection with the projects and installations scheduled pursuant to Exhibit A of the Data Processing Agreement, and other projects, as appropriate, utilizing the Resident Programming Staff and the resident customer services representatives, SI will provide initial training services for CLIENT's key personnel, who will train CLIENT's user department personnel.

                                 CLIENT: UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                                                 Effective Date: January 1, 1992


                                   EXHIBIT "D"

                                     CHARGES

1. FEE SCHEDULE.

   CLIENT will pay SI, a minimum fee of $3,940,144 payable in monthly installments as set forth in the following table:

                 Applicable Period              Amount of Monthly Payment
                 -----------------              -------------------------
                 Jan - May, 1992                        $274,724
                 June, 1992- May, 1993                  $213,877

   As set forth in Section 2 of the Agreement, CLIENT is hereby granted an option to extend the term of this Agreement for one, two, three or four years after the Expiration Date. On or before January 31, 1993, CLIENT will give SI written notice of its election to exercise one of those four options, designating the option selected, or of its election to permit the Agreement to expire May 31, 1993. The monthly fees which shall be applicable during such extensions are as follows:

                                                              Monthly Fee Applicable Under
                                                              Alternative Extension Options
                                                              -----------------------------

                                               Year 1            Year 2            Year 3            Year 4
                                               ------            ------            ------            ------
           June- Sept. 1993                  $220,583           $220,583          $220,583          $220,583
           Oct, 1993- May, 1994              $201,630           $197,925          $195,645          $193,793
           June - Sept. 1994                                    $197,925          $195,645          $193,793
           Oct, 1994- May, 1995                                 $194,220          $191,370          $188,520
           June, 1995- Sept. 1996                                                 $191,370          $188,520
           Oct, 1995- May, 1996                                                   $187,380          $185,385
           June - Sept, 1996                                                                        $185,385
           Oct, 1996- May, 1997                                                                     $184,530

2. PRICE ADJUSTMENT.

   The fees and charges reflected in this Agreement will be increased by three percent (3%) effective January 1, 1993. The exercise by CLIENT of its option to extend this Agreement by two, three or four years shall require an agreement of the parties with respect to the effects of inflation on SI's expenses of providing the services contemplated by this Agreement during any such extended term. The parties agree to negotiate promptly and in good faith a formula for the annual adjustment of such fees and expenses.

                                 CLIENT: UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                                                 Effective Date: January 1, 1992


                                   EXHIBIT "E"

                                   Indemnification

     The terms and conditions of the parties' agreement with respect to indemnification are set forth in an indemnification agreement dated December __, 1991, and are incorporated herein by reference.

                                 CLIENT: UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                                                 Effective Date: January 1, 1992


                                   EXHIBIT "F"

                           DISASTER RECOVERY AGREEMENT

    This is a Disaster Recovery Agreement (the "Agreement") made and entered into contemporaneously with the Management and Consulting Agreement (the "Management Agreement"), dated as of January 1, 1992, between Systematics Financial Services, Inc., an Arkansas corporation, 4001 Rodney Parham Road, Little Rock, Arkansas, 72212-2496 (hereinafter "SI") and

                    UNITED SAVINGS ASSOCIATION OF TEXAS, FSB

                             3200 Southwest Freeway

                              Houston, Texas 77024

(hereinafter "CLIENT").

    WHEREAS, SI maintains a computer disaster recovery facility for use by Subscribing Clients in the event of a Disaster (see definitions, below); and

    WHEREAS, CLIENT wishes to have access to such computer disaster recovery facility in the event of a Disaster;

    NOW THEREFORE, in consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1. DEFINITIONS. The terms and phrases listed below shall have the indicated special meanings when used in this Agreement:

      "DISASTER RECOVERY FACILITY" -- The Computer Equipment described in Attachment 2 and located at SI's corporate headquarters.

      "DATA CENTER" -- CLIENT's IBM-based or IBM-compatible computer facility located at:

                             3200 Southwest Freeway
                              Houston, Texas 77027

      "DISASTER" - Any interruption in the availability or accessibility of the Data Center, resulting from causes beyond CLIENT's control and reasonably expected to last more than twenty-four (24) continuous hours.

      "MULTIPLE DISASTER" - Disasters experienced by two or more Subscribing Clients at times when such Subscribing Clients would be entitled to use the Disaster Recovery Facility at the same time.

      "SHELL FACILITY" - Preconditioned space suitable for the installation of CLIENT's computer equipment, located at 409 Shall Street, Little Rock, Arkansas.

      "SUBSCRIBING CLIENT" - Any person, firm or corporation which has entered into a Disaster Recovery Agreement with SI for use of the Disaster Recovery Facility.

2. TERM.

   The term of this Agreement shall begin on January 1, 1992 (the "Effective Date") and shall be coterminous with the Management Agreement and any options to extend which are exercised by CLIENT.

3. DISASTER RECOVERY FACILITY.

   3.10 ACCESS. Upon declaration of a Disaster, CLIENT may use the Disaster Recovery Facility under the appropriate class of service, upon at least six hours notice to SI, for a period of up to six (6) consecutive weeks (the "Recovery Period"). Thereafter, continued use of the Disaster Recovery Facility, may be permitted except that another Subscribing Client who experiences a Disaster after CLIENT's Recovery Period shall be granted priority access to and use of the facility.

   3.20 SI COMPUTER EQUIPMENT. SI will purchase and maintain in force maintenance agreements for the equipment described in Attachment 2.

   3.30 SI COMPUTER EQUIPMENT CHANGE. SI may change its IBM compatible computer equipment configuration at any time upon ninety (90) days prior written notice to CLIENT; provided, however, that no such notice shall be required if any such change does not adversely affect the usefulness to CLIENT of the changed configuration as a Disaster Recovery Facility. If such a change in SI's equipment configuration results in the Disaster Recovery Facility becoming materially unusable to CLIENT for disaster recovery, SI promptly will notify CLIENT, and CLIENT may terminate this Agreement in accordance with Paragraph 10 herein, but without further payment of the portion of the monthly fees allocable to disaster recovery, and without payment of any termination fee.

   3.40 MULTIPLE DISASTERS. In order to reduce the possibility of a Multiple Disaster, SI will exercise due care and discretion in contracting with new clients to avoid geographic concentrations that would unduly increase exposure. When a new contract is contemplated that would result in a perceived exposure due to a geographic concentration and/or client size, SI will perform an analysis of said exposure for review by SI management prior to execution of the proposed contract. In addition, no agreement will be signed with a prospective client who is currently experiencing a Disaster.

        If a Multiple Disaster occurs, more than one Subscribing Client may be granted access to the Disaster Recovery Facility. SI will exercise its best efforts to coordinate the activities of these Subscribing Clients.

   3.50 COMPUTER EQUIPMENT COMPATIBILITY ASSURANCE. CLIENT will appoint a Disaster Recovery Coordinator who will maintain records of CLIENT computer equipment sufficient to identify any differences which could affect successful processing, and will promptly notify SI of any change which may do so. The Disaster Recovery Coordinator will maintain documentation for resolution of such differences in the event of a Disaster.

        CLIENT agrees to conduct a test annually in the Disaster Recovery Facility. Each test should be an analysis of compatibility consisting of CLIENT's operating system, applications, and communications software sufficient to achieve the pre-established mutually agreeable objectives. The test should be planned for completion within the test time allocation specified in Attachment 2, although extra time may be authorized by SI if unforeseen problems occur and there is a reasonable expectation of solution within the time extension. CLIENT will submit the request for an annual test to SI using forms and procedures established. SI will schedule the test on a mutually agreeable date. Data Center personnel will conduct the test with the assistance of SI staff, as necessary.

   3.60 NON-DISASTER USE. The Disaster Recovery Facility will be used by SI for development and internal accounting, and for testing of other Subscribing Clients. During any Recovery Period, a Subscribing Client who has declared a Disaster shall take priority over all such use and may preempt CLIENTs' test and use of associated services.

4. DISASTER RECOVERY PLAN.

   CLIENT agrees to develop or acquire, and to maintain, a specific, written plan for dealing with its data processing needs during a Disaster (the "Disaster Recovery Plan"). A current copy of the Disaster Recovery Plan shall be maintained by CLIENT at its operating facility, at an offsite backup location, at the Data Center, and at SI's Disaster Recovery Facility.

5. SI AND CLIENT RELATIONSHIP.

   5.10 CLIENT PERSONNEL. CLIENT agrees that trained personnel, with appropriate levels of authority shall be temporarily located at the Disaster Recovery Facility during all Recovery Period processing to perform the following functions:

        a) Cash letter and return items signature and approval (may require bank officer);

        b) Coordinator/liaison between SI and all CLIENT user departments; and

        c) All proof department operations.

        In addition, to the extent that CLIENT has responsibility under the FM Agreement, CLIENT agrees to provide the necessary supplies and personnel (at the Disaster Recovery Facility or at CLIENT's facility, as required) to perform the following: balancing, key entry, input delivery, output pickup and distribution, data capture, COM (microfilm/microfiche), bursting and decollation.

   5.20 TRAVEL AND LIVING EXPENSES. CLIENT will pay all travel and living expenses incurred by either CLIENT or SI for temporary relocation of personnel as a result of a Disaster and/or testing.

   5.30 ADDITIONAL SERVICES. If Client requests services related to Disaster Recovery which are in addition to those covered by this Agreement, and if SI has resources available to provide such services, SI promptly will prepare a price quotation based upon (a) the rates reflected in Section 6 of Exhibit C to the Data Processing Agreement, if applicable, or SI's other published rates for such services, or (b) if the services are not covered by said Exhibit C or other published prices, the prevailing prices for such services then offered by SI to its other similarly situated customers.

   5.40 PROCESSING FREQUENCY. This Agreement does not guarantee that all applications will be processed as frequently during the Recovery Period as they are processed under the FM Agreement. The applications processed will be consistent with the priorities set forth in the Disaster Recovery Plan.

   5.50 TIME OF PERFORMANCE. SI will use diligence to provide the data processing services set forth in the Data Processing Agreement at the times required therein. CLIENT acknowledges, however, that the circumstances of a Disaster are likely to adversely impact SI's time of performance and that the provisions of Section 7 of the Data Processing Agreement shall continue to be applicable during the Recovery Period.

6. SERVICE LEVELS.

   6.10 BASIC COVERAGE. The basic coverage under this Agreement provides for access to the Disaster Recovery Facility under the Class of Service indicated in Attachment 1.

   6.20 PLANNING SERVICE. Planning services, to assist CLIENT in fulfilling the requirement for a Disaster Recovery Plan under Section 4 of this Agreement, are provided under the terms and conditions of Attachment 3.

   6.30 SHELL FACILITY. Access to and use of the Shell Facility are provided under the terms and conditions of Attachment 4.

   6.40 ONLINE. Availability of local terminals at the Disaster Recovery Facility is provided as shown in Attachment 2. Backup of CLIENT's online circuits, if any, is provided under the terms and conditions of the Addendum for Dial-up Analog Kits, the Addendum for Multiplexer Service or the Addendum for Switched T1 Access.

   6.50 REMOTE TERMINAL CLUSTER. Availability of a remote terminal cluster, if any, is provided under the terms and conditions of the Addendum For Remote Terminal Cluster.

   6.60 READER-SORTER EQUIPMENT. Backup of CLIENT reader-sorter equipment, if any, is provided under the terms and conditions of the Addendum For Reader-Sorter Support.

   6.70 PROOF BACKUP. Backup for CLIENT single-pocket proof equipment, if any, is provided under the terms and conditions of the Addendum For Proof Backup.

7. FEES.

   7.10 PARTICIPATION FEES. CLIENT will pay the applicable monthly participation fees for the Class of Service indicated in Attachment 1.

   7.20 CLIENT COMPUTER EQUIPMENT CHANGE. Upon the installation or deinstallation of any computer equipment at CLIENT's data center which changes CLIENT's Class of Service, SI will notify CLIENT at least thirty days prior to such installation or deinstallation, and CLIENT agrees to pay the participation fees (whether higher or lower) at the new Class of Service rate. If CLIENT's requirements exceed the capacity of or are incompatible with the subscribed Class of Service, CLIENT will notify SI. SI and CLIENT will then have ninety (90) days in which to resolve the capacity or incompatibility situation, which solution may include an agreement with a third party. If, after ninety (90) days from CLIENT's notice to SI, SI and CLIENT have not agreed upon a mutually satisfactory solution, either party may terminate this Agreement.

    7.30 FACILITY ACCESS FEE. CLIENT agrees to notify SI verbally and in writing of its declaration of a Disaster, and such notice shall require payment of the Facility Access Fee set forth in Attachment 1.

    7.40 FACILITY USAGE FEE. During the Recovery Period, CLIENT will also pay the hourly Facility Usage Fee described in Attachment 1.

    7.50 MISCELLANEOUS FEES. CLIENT will pay for miscellaneous SI services used during the Recovery Period at the rates then charged to other similarly-situated SI clients.

8.  PAYMENT AND BILLING.

    CLIENT agrees to pay the Participation Fee monthly in advance. Other applicable fees will be invoiced at least monthly. CLIENT agrees to pay all such fees within thirty days of the respective dates of such invoices.

9.  LOCATION CHANGE.

    CLIENT may change the location of the Data Center upon prior written notice to SI.

10. CLIENT Termination.

    CLIENT may terminate this Agreement as set forth in Section 3.30 without any fee, and without further payment of the portion of the monthly fee allocable to disaster recovery, if any change in the SI Computer Equipment results in the Disaster Recovery Facility becoming materially unusable to CLIENT for disaster recovery purposes. CLIENT must notify SI in writing within thirty
    (30) days of SI's announcement of the equipment change. Termination is subject to the actual installation of such equipment and effective as of such equipment change installation date. In recognition of the long-term rates provided herein, if CLIENT terminates this Agreement for any reason other than that provided in this paragraph 10, a termination fee will apply. Such fee shall be equal to the number of months remaining in the current five year term, times 20% of the Total Monthly Participation Fee then in effect.

11. SECURITY AND CONFIDENTIALITY.

    CLIENT agrees to observe SI's security procedures while using the Disaster Recovery Facility. SI and CLIENT each agree to take such steps and exercise such precautions to protect the proprietary or confidential information of the other as each exercises in protecting its own most valuable proprietary or confidential information. SI and CLIENT each agree to indemnify the other and hold the other harmless from and against any loss, claim, damage or expense (including attorneys' fees) resulting from or arising out of any unauthorized use or disclosure of the confidential or proprietary information of the other.

12. SHARED USE.

    CLIENT acknowledges that SI is not liable for any loss, claim, damage or expense directly or indirectly resulting from the shared use of the Disaster Recovery Facility and related services in the event of a Multiple Disaster, except to the extent that such loss, claim, damage or expense was caused by SI's negligence or willful misconduct.

13. DISCLAIMER OF MERCHANTABILITY.

    ALL REPRESENTATIONS AND WARRANTIES OF SI ARE EXPRESSLY SET FORTH HEREIN. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE DISASTER RECOVERY FACILITY AND RELATED SERVICES OR THEIR USE, ARE HEREBY DISCLAIMED.

14. FORCES BEYOND SI CONTROL.

    SI shall use reasonable and diligent efforts to make the Disaster Recovery Facility and related services available and operational at all times, and in so doing shall take reasonable steps to safeguard against events which could adversely impact the use thereof.

    SI is not liable to CLIENT or any other person for claims or damages which result from any failure beyond SI's control including but not limited to, acts of God, the public enemy, acts of any federal, state or local government, fires, floods, tornadoes, earthquakes or other weather related disasters, war, strikes, unavailability of computer equipment replacement parts, disruption of communication service and utility outages.

15. GOVERNING LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

    IN WITNESS WHEREOF, this Agreement has been executed by the undersigned officers, hereunto duly authorized, on the date(s) set forth below.

SYSTEMATICS FINANCIAL                           UNITED SAVINGS ASSOCIATION
SERVICES, INC.                                  OF TEXAS FSB


By: /s/ J. David Frantz                         By: /s/ Leslie H. Green
   -------------------------                       -------------------------
Name: J. David Frantz                           Name: Leslie H. Green
     -----------------------                         -----------------------
Title: Vice President                           Title: Senior Vice President
      ----------------------                          ----------------------
Date: 1/10/92                                   Date: 1/10/92
     -----------------------                         -----------------------


ATTESTED:                                      ATTESTED:

By: /s/ Harold J. Fackler                      By:  /s/ Richard L. Hare
   -------------------------                      --------------------------
Name: Harold J. Fackler                        Name: Richard L. Hare
     -----------------------                        ------------------------
Title: Vice President                          Title: Vice President
      ----------------------                         -----------------------
Date: 1/10/92                                  Date: 1/10/92
     -----------------------                        ------------------------

                                  ATTACHMENT 1

                                  FEE SCHEDULE

CLIENT's CLASS OF SERVICE is determined by the CPU size (in MIPS) in the Data Center. The services provided hereunder are indicated below under Class of Service. Total Monthly Participation Fees are computed below and are included in the monthly fees shown in Exhibit C.

                                                                       CLASS OF SERVICE
                                                          ------------------------------------------------
                                                           "AA"            "AAA"     "4A"          "7A"

                                                          4.1-8.0        8.1-11.0  11.1-13.0       23.0
                                                           MIPS             MIPS     MIPS          MIPS
                                                          ------------------------------------------------
   I.    PARTICIPATION FEES:

           Basic Service includes:                                                    $4200.         6.000
                                                           ------         -----       ------         ------
           Planning Service
           Shell Facility
           On-Line Processing:
           Dialup Analog Kits                                                             NA             NA
                                                           ------         -----       ------         ------
   Multiplexer Service                                                                    NA             NA
                                                           ------         -----       ------         ------
           Switched T1 Access                                                         $1200.         $1200.
                                                           ------         -----       ------         ------
           Remote Terminal Cluster                                                     $165.           165.
                                                           ------         -----       ------         ------
           Additional DASD (Disk)                                                     $ 300.             NA
                                                           ------         -----       ------         ------
           Cartridge Tape Drives                                                       $ 60.            60.
                                                           ------         -----       ------         ------
           Proof Equipment                                                                NA             NA
                                                           ------         -----       ------         ------
           Reader-Sorter ( )                                                              NA             NA
                                                           ------         -----       ------         ------
           Primary 3890 Support                                                           NA             NA
                                                           ------         -----       ------         ------
           Secondary 3890 Support                                                         NA             NA
                                                           ------         -----       ------         ------
           TOTAL MONTHLY
            PARTICIPATION FEE                                                         $5925.         $7425.
                                                           ------         -----       ------         ------
             TOTAL MONTHLY
              PARTICIPATION FEE
              DISCOUNTED 10%                                                          $5332.         $6682.
                                                           ------         -----       ------         ------
             (Note: The above fees are
             included in Section 1
             of Exhibit C)

   II.   FACILITY ACCESS FEE:                              $15,000       $25,000    $25,000        $25,000

III. FACILITY USAGE FEE:

          Disaster Recovery
           Facility (Clock Hour)               $300.00        $500.00       $500.00       $500.00
          IBM 3890 (Clock Hour)                $150.00        $150.00       $150.00       $150.00
          IBM 3892 (Clock Hour)                $ 50.00        $ 50.00       $ 50.00       $ 50.00
          IBM 1419 (Clock Hour)                $ 50.00        $ 50.00       $ 50.00       $ 50.00
          IBM 3694 (Clock Hour)                $ 50.00        $ 50.00       $ 50.00       $ 50.00
          Lundy MRS-90 (Clock Hour)            $ 50.00        $ 50.00       $ 50.00       $ 50.00
           Shell Facility
           (Sq. Ft./Day)                       $   .15          $ .15         $ .15         $ .15
          Proof Equipment (Mach/Hr)             $10.00         $10.00        $10.00       $ 10.00

                                  ATTACHMENT 2

                             COMPUTER EQUIPMENT LIST

                         CLASS OF SERVICE "7A" 23.0 MIPS


Quantity        IBM Type-Model          Description
- --------        ---------------          -----------

    1           3090-200           Processor or Equivalent

   12           3178-C30           Terminals (Local)

   80 Volumes   3380               Single Density Disk Drives
                                     (or equivalent)

    2 Drives    3420-8             Tape Drives (1600/6250 BPI)

    8 Drives    3480               Tape Cartridges

    1           3725               Communications Controller

    2           4245-20            Printer (2000 LPM)

   14 Hours     Test Time          Fourteen Wall-Clock Hours (Non-cumulative)

                                  ATTACHMENT 3

                                PLANNING SERVICES

   Attachment to the Disaster Recovery Agreement between Systematics Financial Services, Inc. ("SI") and the CLIENT whose name appears on page F-1 hereof.

1. SI RESPONSIBILITIES.

   SI agrees to provide CLIENT with four (4) copies of the hard copy version of SI's generic disaster recovery plan (the "Plan"), as well as the version on IBM PC-compatible diskettes, along with the required software for the WordPerfect word processing package necessary to utilize the diskette-based Plan. SI also agrees to provide CLIENT with updates to the Plan as they are developed. SI will offer a three-day Disaster Recovery Planning Workshop (the "Workshop") on a monthly basis, to assist CLIENT planners in contingency planning techniques. SI will also supply a single copy of a required third-party textbook at no additional charge. CLIENT may send no more than four (4) people to any given Workshop. SI will publish a list, at the beginning of each calendar year, of projected dates for the proposed Workshops, but reserves the right to cancel or reschedule workshops as appropriate.

2. CLIENT RESPONSIBILITIES.

   CLIENT agrees to customize the Plan to fulfill CLIENT's own requirements and to incorporate appropriate updates that SI may supply from time to time. CLIENT also agrees to exercise its best effort in taking advantage of planning Workshops and other planning aids as appropriate to CLIENT's requirements. CLIENT acknowledges that familiarity with the WordPerfect word processing package is required to enhance CLIENT's productivity in the Workshop and agrees that at least one of CLIENT's prospective attendees will have acquired satisfactory expertise prior to the Workshop. CLIENT furthermore acknowledges that the Plan is confidential and proprietary material and will be returned to SI upon expiration of this contract.

3. FEES.

   Fees for the services provided by SI under this Addendum are included in the Monthly Participation Fees set out in Attachment 1.

   WORDPERFECT is a registered trademark of WordPerfect Corporation.

                                  ATTACHMENT 4

                                 SHELL FACILITY

   Attachment to the Disaster Recovery Agreement between Systematics Financial Services, Inc. ("SI") and the CLIENT whose name appears on page F-1 hereof.

1. SI DISASTER RECOVERY SHELL FACILITY.

   1.10 ACCESS AND UTILIZATION. Upon declaration of a Disaster, CLIENT will have access to the Shell Facility for a period of up to nine (9) months (the "Extended Recovery Period"). In the event of a Multiple Disaster, more than one Subscribing CLIENT may be granted access to the Shell Facility pursuant to Section 3.40 of the Agreement. SI may utilize the facility if a Disaster occurs in any of its own data centers.

   1.20 COMPUTER EQUIPMENT. No computer equipment will be installed prior to the Recovery Period. The party who owned the equipment in the Data Center will be responsible for procurement, shipment and installation of all required equipment following the declaration of a Disaster.

   1.30 SPECIFICATIONS. The Shell Facility consists of 17,500 sq. ft. of space, including 4,500 sq. ft. of raised floor area. Air conditioning capacity is 600,000 BTU/HR, electrical capacity is 160KVA. There are 200 telephone pairs into the building, with 20 pairs active. The remaining non-raised floor area consists of office and storage space for CLIENT use.

2. CLIENT PERSONNEL.

   CLIENT agrees that trained personnel of CLIENT, with appropriate levels of authority shall be temporarily located at the Shell Facility during the Extended Recovery Period to perform all CLIENT operations functions. An SI representative will be present while CLIENT personnel are occupying the Shell Facility. To the extent that they are available, qualified SI personnel may be assigned to augment CLIENT's staff at the rates referenced in Section 5.30 of the Agreement.

3. TERMINATION.

   SI may terminate this Addendum, without the termination of the Agreement and other attachments, addenda or schedules, upon ninety (90) days prior written notice to CLIENT. Should this service be supplanted by another form of service which is useful to CLIENT, CLIENT will be afforded priority to subscribe to the new service.

                                    ADDENDUM

                                       FOR

                             REMOTE TERMINAL CLUSTER

   Addendum to the Disaster Recovery Agreement between Systematics Financial Services, Inc., ("SI") and the CLIENT whose name appears on page F-1 hereof.

1. SI RESPONSIBILITIES.

   SI agrees to make available within approximately one to three days after CLIENT's declaration of a disaster, the equipment listed below (or compatible equivalents) for use by CLIENT.

        Quantity             Manufacturer/Type                Description
        --------             -----------------                -----------

           1                  IBM/3274                     Remote Controller

          31                  IBM/3178                     Terminals

           1                  IBM/4234                     Printer

           2                  Paradyne/9600 Bps            Modems with dial
                                                           backup to SI
                                                           Computer Center

2. CLIENT RESPONSIBILITIES.

   CLIENT will make arrangements in advance, for the potential location of this equipment, and will document such arrangements in CLIENT's Disaster Recovery Plan and will, furthermore, advise SI of these arrangements and of any changes that may occur. CLIENT agrees to pay the prices that are current at that time to purchase all such equipment and bear all shipping, installation, and telephone usage charges. CLIENT also agrees to provide all other hardware, cables and communications interfaces and any software required to utilize this service.

3. FEES.

   Fees for the services provided by SI under this Addendum are included in the Monthly Participation Fees set out in Attachment 1.

                                    ADDENDUM

                                       FOR

                               DIALUP ANALOG KITS

    Addendum to the Disaster Recovery Agreement between Systematics Financial Services, Inc., ("SI") and the CLIENT whose name appears on page F-1 hereof.

1. RESPONSIBILITIES OF THE PARTIES.

   SI will provide up to eleven (11) dial backup kits utilizing AT&T 2048 series modems, and a sufficient number of dial telephone lines to accommodate the kits provided. CLIENT agrees to provide all other hardware, including compatible modems, communications links and any necessary software to utilize this service. SI will ship the kits to CLIENT's designated locations as soon as possible after CLIENT declares a Disaster. CLIENT agrees to pay the prices that are current at that time to purchase all such equipment and to bear all shipping, installation, and telephone usage charges. CLIENT also acknowledges that response times may be greater than those experienced during normal operations.

2. LOCATION OF ALTERNATE CONTROL POINT ("ACP").

   CLIENT will provide a location for the installation of dial backup equipment for each designated circuit. At each location, an ACP will be installed, along with a corresponding dial telephone circuit, for each CLIENT circuit to be backed up. CLIENT will notify SI in writing of ACP locations and of any changes as they occur.

3. TESTING.

   SI hereby grants CLIENT usage of one of the kits for up to one week annually for on-line testing, and an additional two (2) hours of non-chargeable test time, in conjunction with other tests of CLIENT's disaster recovery requirements. SI will air-ship the on-line backup kit to CLIENT during the week prior to the test. CLIENT will install the kit per SI instructions and pay all shipping, installation, and telephone usage charges. CLIENT will return air-ship the kit to SI Disaster Recovery on the first work day following the test. Additional test time will be chargeable at the rates shown in Attachment 1.

4. FEES.

   Fees for the services provided by SI under this Addendum are included in the Monthly Participation Fees set out in Attachment 1.

                                    ADDENDUM

                                       FOR

                               SWITCHED T1 ACCESS

   Addendum effective January 1, 1991, to the Disaster Recovery Agreement between Systematics Financial Services, Inc., ("SI") and the CLIENT whose name appears on page F-1 hereof.

1. RESPONSIBILITIES OF THE PARTIES.

   SI will provide access to a channel bank for up to twenty-four (24) channels along with access to one (1) AT&T Accunet* Reserved T1.5 Service ("Switched T1"), at the Disaster Recovery Facility ("DRF"). CLIENT agrees to provide all other hardware, including control modems, communications links and any necessary software to utilize this service. CLIENT also acknowledges that response times may be greater than those experienced during normal operations.

2. POINT OF PRESENCE.

   CLIENT will be responsible for acquiring all T1 links from CLIENT's local and long-distance carriers required to establish the link from the CLIENT's local Point of Presence to the AT&T Point of Presence for Switched T1, servicing the DRF.

3. TESTING.

   SI hereby grants CLIENT usage of the channel bank for annual on-line testing, and an additional four (4) hours of non-chargeable test time, in conjunction with other tests of CLIENT's disaster recovery requirements.

4. FEES.

   Fees for the services provided by SI under this Addendum are included in the Monthly Participation Fees set out in Attachment 1. CLIENT agrees to bear all costs involved in shipping any required equipment to the DRF or to the CLIENT location for annual testing and in an actual disaster. CLIENT also agrees to bear all costs associated with establishing access to Switched T1, as well as usage charges, during annual testing and in an actual disaster.

* Registered trademark of AT&T

                                 CLIENT: UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                                                 Effective Date: January 1, 1992


                                   EXHIBIT "G"

                            PREMISES LEASE AGREEMENT

    This Lease Agreement is Exhibit G to that certain Management and Consulting Agreement dated January 1, 1992 (the "Agreement") by and between SYSTEMATICS FINANCIAL SERVICES, INC. ("SI") and UNITED SAVINGS ASSOCIATION OF TEXAS FSB ("CLIENT").

                               W-I-T-N-E-S-S-E-T-H

    WHEREAS, SI has entered into agreements with CLIENT whereby SI shall perform certain management, consulting and data processing services for CLIENT; and

    WHEREAS, it is CLIENT's desire that such services be performed on premises under SI's control, but for servicing advantages, as near as possible to CLIENT's offices;

    NOW, THEREFORE, in consideration of the mutual covenants herein exchanged, CLIENT leases to SI and SI hires from CLIENT the premises described in Exhibit G-1, attached hereto and incorporated herein, hereinafter designated as "premises", upon the terms and conditions hereinafter set forth.

1.  TERM OF USE.

    The term of this Lease shall commence on the Effective Date of the Agreement and shall terminate on the earlier of the Expiration Date or the Termination Date of the Agreement, such term to be extended in accordance with any extension of the term of the Agreement; provided, however, if such Agreement is terminated, this Lease shall simultaneously terminate. It is further provided that, if CLIENT shall choose to provide SI with other premises, CLIENT will pay for all costs related to the movement of the premises and will provide facilities of comparable size and quality under the terms and conditions as herein provided.

2.  USE OF PREMISES.

    SI shall use and occupy the premises solely for performing the functions set forth in this Agreement and the Data Processing Agreement.

3.  SERVICES.

    CLIENT shall supply the premises and bear the cost of water, sewage, heat, lights, air conditioning, humidity control for computer room and other electric power as required to operate DATA PROCESSING equipment on the premises, pursuant to agreements. CLIENT shall supply janitorial services for the premises and removal of waste materials. CLIENT shall also provide parking space for use by SI personnel on the same terms or basis as is made available by CLIENT for its own nonexecutive employees.

4.  ALTERATIONS OF PREMISES.

    CLIENT may make alternations at its cost to the premises. SI at its cost and with the consent of CLIENT, which shall not be unreasonably withheld, may make other alterations to the premises necessary for said use. Such alterations shall be completed and maintained in good workmanlike condition and shall be free and clear of all liens and encumbrances arising from such work or installation of any equipment attached to the premises. Such alterations or equipment attached to the premises by SI shall become the property of CLIENT and shall remain and be surrendered with the premises, or CLIENT may request SI to restore the premises to its original condition at SI's cost, at the expiration of the term, expiration of the underlying lease or relocation of the premises, or any extension of this lease or any earlier termination thereof.

5.  REPAIRS.

    CLIENT shall keep the premises in good repair, at its cost except all damage or injury to the premises or to its fixtures and equipment, or to the building which the same form a part, due to negligence, omission, acts or improper conduct of SI, its employees, visitors or licensees, shall be repaired or replaced promptly by SI, at its cost, to the satisfaction of CLIENT.

6.  EXPANSION OF PREMISES.

    CLIENT agrees to expand the premises, or relocate SI to suitable premises, to the extent reasonably necessary to permit SI to properly perform under the Management and Consulting Agreement and under the Data Processing Agreement if the need for such expanded premises is caused by increases in the nature or volume of services performed by SI pursuant to such agreements. If the need for such expanded premises is caused by the volume of service bureau work performed for SI's customers to the benefit of CLIENT, CLIENT agrees to take reasonable steps to locate and lease to SI, upon mutually agreeable terms and conditions, such expanded premises as may reasonably be required. If the need for expanded premises results from a combination of the two causes herein described, the responsibilities of the parties hereunder shall be equitably prorated.

7.  DESTRUCTION: FIRE OR OTHER CAUSE.

    If the premises are either partially damaged or rendered wholly untenantable by fire or other cause, without the fault or neglect of SI or SI's employees, agent, visitors or licensees, CLIENT shall have the option, to be exercised at its discretion, to repair the damages at its expense or provide SI with other premises of comparable size and quality. If CLIENT chooses to provide SI with other premises, CLIENT, within ninety (90) days after such fire or other cause, shall give SI notice in writing of such decision, and thereupon the terms of this Lease shall expire by a lapse or time upon the thirtieth (30th) day after such notice is given, and SI shall vacate the premises and surrender the same to CLIENT. In such event, during the period when the premises are untenantable, CLIENT shall pay for SI's moving to and form other premises and all occupancy costs incurred in utilization of other premises, including any interim premises.

8.  PROPERTY LOSS.

    SI and its agents and employees shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow, or leaks from any part of said building, or from the pipes, appliances or plumbing works or from the roof, street or subsurface, or from any other place or any other cause of whatsoever nature, unless caused by or due to the negligence of SI, its agents or employees.

9.  REQUIREMENTS OF LAW AND FIRE INSURANCE POLICIES.

    SI shall, at its own expense, comply with all laws, orders and regulations of federal, state, county and municipal authorities, or any direction of any public officer or officers pursuant to law, which shall impose any duty upon SI with respect to use or occupation of the premises. The expenses occasioned by any changes in such laws, orders and regulations shall be borne by CLIENT. SI shall not do or permit to be done any act or thing upon said premises, which will invalidate or be in conflict with fire insurance policies covering the building in which the premises form a part, or raise the costs of coverages thereunder, and shall not do or permit to be done any act or thing upon said premises which shall or might subject CLIENT to any liability or responsibility or injury to any person or persons or to property by any reason of business or operation being carried on said premises, or for any other reason.

10. ACCESS TO PREMISES.

    SI shall permit CLIENT to erect, use and maintain, pipes and conduit in and through the demised premises. CLIENT's agents and representatives, who have been authorized in writing by a properly designated officer of CLIENT, shall have the right to enter the premises at all times to examine the same and to make such decorations, repairs, alterations and improvements or additions as CLIENT may deem necessary or desirable, and CLIENT shall be allowed to take all material into and upon said premises and may be required therefor without same constituting an eviction of SI in whole or in part, unless any of the foregoing action by CLIENT materially interferes with SI's ability to perform pursuant to the Data Processing Agreement.

11. CONDEMNATION OR RELOCATION.

    In the event any portion of the premises shall be taken by any public authority in eminent domain proceedings, or pursuant to any agreement in lieu thereof, so as to materially prevent performance by SI under said Data Processing Agreement, or in the event CLIENT directs SI to relocate, CLIENT shall provide and lease to SI under terms and conditions as herein provided, quarters of similar size and quality and, in addition, CLIENT shall pay all moving expenses, including but not limited to, the deinstallation and installation of any equipment used by SI in this data center incurred by SI. All damages awarded in any such proceedings or agreement in lieu thereof, shall belong to and be the property of CLIENT, whether such damages shall be awarded as compensation for the taking of or diminution in value to the leasehold interest of SI hereunder or the interest of CLIENT in the premises; provided, however, that SI's right to receive compensation or damage for its fixtures and personal property installed by SI in said premises shall not in any manner be affected hereby.

12. PUBLIC LIABILITY INSURANCE.

    SI agrees, during the term hereof, to indemnify and save CLIENT harmless against and from any and all liability from injury or death to person or damage to property occasioned by reason of any accident arising out of SI's use of the demised premises and not due to the fault or neglect of CLIENT. SI agrees to procure, at its own expense, public liability insurance with respect to the demised premises for the benefit of SI and including the contingent interest of CLIENT in the amount of not less than $1,000,000 for injury or death resulting from any casualty, and $1,000,000 for damage to property, and to keep such insurance in force during the term hereof and to deliver a Certificate of Insurance to CLIENT showing such coverage. If SI shall maintain any insurance required hereunder under a blanket policy, SI shall have sufficiently complied with the terms hereof by furnishing CLIENT with a certificate or certificates for the same.

13. DEFAULT; WAIVER.

    If SI defaults in fulfilling any of the covenants, terms or conditions of this Lease, CLIENT, in addition to other rights or remedies it may have, shall, after thirty (30) days' notice, have the right of reentry and remove all persons and property from the premises. Such property may be removed and stored at any other place in the building in which the demised premises are situated, or in any other place, for the account of, and at the expense and risk of SI. SI hereby waives all claims for damages which may be caused by the reentry of CLIENT and taking possession of the demised premises or removing or storing the property as herein provided, and will save CLIENT harmless from any loss, cost or damages occasioned thereby, and no such reentry shall be considered or construed to be a forced entry. No waiver by either party hereto of any breach of any of the terms of this lease shall be deemed to be a waiver of any other subsequent breach.

14. SUBORDINATION.

    This Lease is subject and subordinate to all underlying leases and to all mortgages which now or hereafter affect such leases or the real property of which demised premises from a part, and to all renewals, modifications, consolidations, replacements and extensions thereof.

15. ASSIGNMENT.

    SI, for itself, its successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Agreement, nor sublet or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of CLIENT.

16. FURNITURE.

    CLIENT shall install in the premises for SI's use during the term of this Lease and any extensions thereof, such office furniture and office equipment as set forth in Exhibit G-2, attached hereto and made a part hereof, and any additional furniture and equipment as may reasonably be required by SI during the term of the Management and Consulting Agreement and the Data Processing Agreement between the parties hereto. Should the need for any such additional furniture or equipment arise, SI agrees to prepare a reasonably detailed proposal for the acquisition of the same, along with SI's reasons for needing such equipment, and SI and CLIENT agree to cooperate with each other in the selection and acquisition of such furniture or equipment, if any.

17. REDELIVERY.

    Upon the expiration or other termination of the term of this Lease, SI shall quit and surrender to CLIENT the demised premises, broom cleaned, in good order and condition, ordinary wear excepted, and SI shall remove all of its property.

18. QUIET ENJOYMENT.

    CLIENT agrees that, upon SI's performing all the terms and conditions herein, SI may peacefully and quietly enjoy the premises hereby leased for the term and any extension thereof.

19. NOTICES.

    Any notice or communication which CLIENT may desire or be required to give to SI, shall be deemed sufficiently given or rendered if in writing and delivered to SI at the premises. Any notice by SI to CLIENT shall be in writing and delivered to CLIENT at its Main Office.

20. PARAGRAPH TITLE.

    The paragraph titles are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease, nor the intent of any provision thereof.

21. SUCCESSORS IN INTEREST.

    This Agreement shall apply to, inure to the benefit of and be binding upon the parties hereto and upon their respective successors in interest and legal representatives.

                                   EXHIBIT G-1


                             DESCRIPTION OF PREMISES

    The premises referred to in the foregoing Lease Agreement are as follows:

    Approximately 25,000 square feet on the 18th floor of 3200 Southwest Freeway, Houston, Texas 77027.

                                   EXHIBIT G-2

                          DESCRIPTION OF PERSONALTY

    CLIENT will provide the furniture, fixtures and office equipment pursuant to the foregoing Lease Agreement which is currently being used by SI, as well as all additions or replacements which may be necessary from time to time. Within 30 days following the execution of this Agreement, CLIENT will conduct a physical inventory of such furniture, fixtures, and office equipment provided by CLIENT and such inventory will be incorporated in this Exhibit. SI will assist CLIENT with this initial inventory upon request. CLIENT will conduct subsequent inventories on an annual basis which will reflect additions and deletions in the prior period and such updated inventory will also be incorporated in this Exhibit.

                                 CLIENT: UNITED SAVINGS ASSOCIATION OF TEXAS FSB

                                                Effective Date: January  1, 1992

                                   EXHIBIT "H"

                             COMMUNICATIONS SERVICES

1. SERVICES.

   SI agrees to manage and staff a communications department for CLIENT.

2. RESPONSIBILITIES OF THE PARTIES.

   2.1 In operating CLIENT's communications department, SI agrees to:

        (a) Maintain an accurate inventory of all data communication equipment used by CLIENT.

        (b) Provide written recommendations to CLIENT for changes in the data communication equipment and software including feasibility studies, vendor evaluation and cost benefit analysis. SI will prepare, at the request of CLIENT, comparative analysis of computer hardware that CLIENT may consider using in the future, i.e., ATM's personal computers, teller terminals and documentation preparation equipment and software.

        (c) Maintain and control the system by monitoring and recording the data necessary to determine proper operation. Notification of system problems will be directed to CLIENT's regional branch manager's office.

        (d) Monitor CLIENT on-line network during the hours reflected in Exhibit D of the Data Processing Agreement and report on a monthly basis the status and availability of the network in a format mutually satisfactory.

        (e) Support CLIENT's in-branch and home office personnel to assist with problem resolution not requiring external technical expertise. This support would involve training by SI personnel, at CLIENT's facility at 3200 Southwest Freeway, Houston, Texas 77027, in the proper use of equipment including trouble shooting problems.

        (f) If equipment failures require vendor servicing, SI will coordinate the arrangements for servicing of all branches. Branches outside of Regions I, II, III, and IV will be instructed to place and follow-up on all necessary service calls.

   2.2 CLIENT agrees to reimburse, and to provide a prompt and reasonable procedure to authorize reimbursement of expenses incurred by SI while performing the duties specified in this Exhibit. Expenses for shipping of equipment, installation of electrical and other functions requiring resources external to those of SI at CLIENT's facility will be billed directly to CLIENT. In conjunction with CLIENT's purchasing procedures, CLIENT will have the right to review and approve all charges.

   2.3 SI agrees to make available information that will allow CLIENT to maintain a complete inventory list of all hardware currently used in CLIENT's on-line network.

        CLIENT agrees to notify SI at least thirty (30) days in advance of all equipment changes.

   2.4 In the event CLIENT elects to expand the communications network for any reason, SI and CLIENT will negotiate in good faith changes that may be required in staffing.

                               FIRST AMENDMENT TO

                  MANAGEMENT AND CONSULTING SERVICES AGREEMENT

         This First Amendment ("First Amendment") is effective as of the 18th day of March, 1992 ("Effective Date") and amends and supplements that certain Management and Consulting Services Agreement ("Agreement") dated January 1, 1992 by and between UNITED SAVINGS ASSOCIATION OF TEXAS FSB ("CLIENT") and SYSTEMATICS FINANCIAL SERVICES, INC. ("SI").

                              W I T N E S S E T H:

         WHEREAS, CLIENT and SI desire to amend the terms and conditions of the management audit conference provided for under the Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants of the parties reflected herein and in the Agreement, SI and CLIENT agree as follows:

         1. Section 3.5, Management Audit Conference, of the Agreement shall be amended in its entirety as follows:

            "3.5 MANAGEMENT AUDIT CONFERENCE. SI agrees to fully cooperate with CLIENT or its designee in connection with CLIENT's audit functions or with regard to examinations by regulatory authorities. Promptly following an internal audit, CLIENT will conduct an exit conference with SI management. Promptly following an external audit, CLIENT will instruct its external auditors to conduct an exit conference with SI management. At such time, or as soon as available thereafter, CLIENT will provide SI with a copy of the report, or applicable portions of each report, or detailed exceptions regarding SI, SI's services, or comments concerning SI or the services performed by SI pursuant to this Agreement or the Data Processing Agreement, prepared as a result of such audits or examinations. In the case of an examination by regulatory authorities, CLIENT will request that the examiners of such regulatory authorities conduct an exit conference with SI management. SI and Client understand that such regulatory authorities are under no duty or obligation to conduct an exit conference with SI management or to provide SI with any reports of examination or other confidential information. CLIENT acknowledges that SI is not responsible for providing audit services or for auditing CLIENT'S records or data."

         2. All terms and conditions of the Agreement not amended herein remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed and delivered by the undersigned officers thereunto duly authorized as of the Effective Date.

SYSTEMATICS FINANCIAL                   UNITED SAVINGS ASSOCIATION
SERVICES, INC.                          OF TEXAS FSB

By: /s/ Raymond J. Oblinger             By: /s/ Leslie H. Green
    ------------------------------          ----------------------------------

Name:  Raymond J. Oblinger              Name:  Leslie H. Green
      ----------------------------            --------------------------------

Title: Senior Vice President            Title: Senior Vice President
      ----------------------------            --------------------------------

Date:  March 20, 1992                   Date:  March 19, 1992
      ----------------------------            --------------------------------

ATTESTED:                               ATTESTED:

By: /s/ Harold J. Fackler               By: /s/ Jonathon K. Heffron
    ------------------------------          ----------------------------------

Name:  Harold J. Fackler                Name:  Jonathon K. Heffron
      ----------------------------             -------------------------------

Title: Vice President                   Title: General Counsel
      ----------------------------            --------------------------------

Date:  March 20, 1992                   Date:  March 19, 1992
      ----------------------------            --------------------------------

                               SECOND AMENDMENT TO
                  MANAGEMENT AND CONSULTING SERVICES AGREEMENT

         This Second Amendment ("Second Amendment") is effective as of the 1st day of September, 1992 ("Amendment Effective Date") and amends and supplement that certain Management and Consulting Services Agreement ("Agreement") dated January 1, 1992 by and between UNITED SAVINGS ASSOCIATION OF TEXAS FSB ("CLIENT") and SYSTEMATICS FINANCIAL SERVICES, INC. ("SI").

                              W I T N E S S E T H:

         WHEREAS, CLIENT and SI desire to extend the term of the Agreement and make other changes to the Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants of the parties reflected herein and in the Agreement, SI and CLIENT agree as follows:

             1. Section 2, TERM, of the Agreement shall be amended in its entirety as follows:

            "2.    TERM.

                   The term of this Agreement begins on the Effective Date and ends August 31, 1996 (the "Expiration Date"). At least nine
                   (9) months prior to the Expiration Date, SI will submit to CLIENT a written proposal for renewal of this Agreement. CLIENT will either: (a) accept such proposal or (b) notify SI at least one hundred eighty (180) days prior to the Expiration Date of its intention to terminate on the Expiration Date."

             2. Section 3.6 AUDIT, of the Agreement shall be amended in its entirety as follows:

            "3.6 AUDIT. SI will cooperate fully with CLIENT or its designee in connection with CLIENT'S audit functions or with regard to examinations by regulatory authorities. CLIENT acknowledges that SI is not responsible for providing audit services or for auditing CLIENT'S records or information.

                   The Technology Center (Section 4.1) will provide an annual audit of its operations at the Technology Center by an independent accounting firm. A copy of the related audit report will be furnished to CLIENT. Should client request an audit by an independent accounting firm and/or CLIENT'S internal group it will be at the CLIENT'S expense.

         2. Section 4.1 DATA PROCESSING PREMISES, of the Agreement shall be amended in its entirety as follows:

            "4.1 DATA PROCESSING PREMISES. CLIENT agrees to provide SI with adequate premises, in good repair to perform its responsibilities under this Agreement (hereinafter the "Data Center" located at The Phoenix Tower, 3200 Southwest Freeway, Houston, Texas, 77027). Without limiting the generality of the foregoing, CLIENT agrees to supply water, sewer, heat, lights, telephone lines and equipment, air conditioning, electricity (including, if desired by CLIENT, an uninterruptable power system, battery backup and backup generator capacity), office equipment and furniture all pursuant to the terms and conditions of Exhibit G to the Management and Consulting Agreement of even date herewith between the parties. SI is not responsible for any injury or damage to property or persons which occurs in or around the data center unless it is caused by the negligent or willful misconduct of SI. CLIENT will provide telephone instruments and telephone service for SI to communicate with the employees of CLIENT, CLIENT'S service bureau customers, if any, and as required by SI to operate the Data Center.

                   SI will provide remote computing services from its Little Rock data center (hereinafter the "Technology Center" located at 4001 Rodney Parham Road, Little Rock, AR 72212-2496). Such Technology Center will include data processing equipment owned by SI and will be used by SI to provide data processing services to CLIENT."

         3. Section 7.3(b) of the Agreement shall be amended in its entirety as follows:

            "7.3   b.   If the termination is for convenience pursuant to
                        section 8.4(b) of the Data Processing Agreement, the fee shall be 20% of the sum of the monthly payments from September 1, 1995 reflected in Section 1 of Exhibit D for the remaining term of the Agreement.

         4. Section 1, FEE SCHEDULE, of Exhibit D to the Agreement shall be amended in its entirety as follows:

         "1. FEE SCHEDULE.

             CLIENT will pay SI a fee payable in monthly installments as set forth in the following schedule:

                                                                 Amount of
             Applicable Period                                Monthly Payment
             -----------------                                ---------------

             Jan, 1992 through May, 1992                         $274,724
             Jun, 1992 through Aug, 1992                         $213,877
             Sep, 1992 through May, 1993                         $213,877
             Jun, 1993 through Sep, 1993                         $220,583
             Oct, 1993 through Sep, 1994                         $195,645
             Oct, 1994 through Sep, 1995                         $191,370
             Oct, 1995 through Aug, 1996                         $187,380"

          5. Section 2, PRICE ADJUSTMENT, of Exhibit D to the Agreement shall be amended in its entirety as follows:

         "2.      PRICE ADJUSTMENT.

                  The fees and charges reflected in this Agreement will be increased by one and one-half percent (1.5%) effective January 1, 1993 and three percent (3%) annually in January thereafter."

          6. This Second Amendment shall have no effect on the Release and Settlement Agreement between the parties dated January 1, 1992 or the Indemnification Agreement between the parties dated December 31, 1991 and such agreements shall remain in full force and effect according to their terms.

          7. All terms and conditions of the Agreement not amended herein remain in full force and effect.

         IN WITNESS WHEREOF, parties executed this Second Amendment by their duly authorized representatives as of the Amendment Effective Date.

SYSTEMATICS FINANCIAL                     UNITED SAVINGS ASSOCIATION
  SERVICES, INC.                            OF TEXAS FSB

By: /s/ J. David Frantz                   By: /s/ Leslie H. Green
    ----------------------------              -----------------------------

Name:  J. David Frantz                    Name:  Leslie H. Green
       -------------------------                 --------------------------

Title: Vice President                     Title: Senior Vice President
       -------------------------                 --------------------------

Date:  March 20, 1992                     Date:  March 19, 1992
       -------------------------                 --------------------------


ATTESTED:

By: /s/ Larry L. Snaufer                  By: /s/ Richard L. Hace
    ----------------------------              -----------------------------


Name:  Larry L. Snaufer                   Name:
       -------------------------                 --------------------------

Title: Account Manager                    Title:
       -------------------------                 --------------------------

Date:                                     Date:
       -------------------------                 --------------------------